MHM

COUNT ON MHM

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Ammendment No. 1 Form SB-1 of our report dated May 28, 2008, relating to the financial statements of Supatcha Resources, Inc. for its fiscal year ended February 29, 2008, which is incorporated by reference therein.

/s/ Murrell, Hall, McIntosh, & Co. PLLP

Oklahoma City, Oklahoma
November 21, 2008